Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 3, 2014 on the financial statements of Boxceipts.com, Inc. as of September 30, 2013 and 2012, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and from October 25, 2010 (inception) to September 30, 2013, included herein on the registration statement of Boxceipts.com, Inc. on Form S-1 (Amendment No.2), and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.

Certified Public Accountants

/s/ Berman & Company, P.A.

Boca Raton, Florida

February 10, 2014

551 NW 77th Street Suite 201  *  Boca Raton, FL 33487

Phone: (561) 864-4444  *  Fax: (561) 892-3715

www.bermancpas.com  *  info@bermancpas.com

Registered with the PCAOB  *  Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants